EXHIBIT 5.1




                                  June 17, 1999


Hecla Mining Company
6500 Mineral Drive
P.O. Box C-8000
Coeur d'Alene, ID 83814-8788

     Re: Form S-3 Registration Statement relating to shares of $.25 par value
         Common Stock for Selling Security Holders

Ladies and Gentlemen:

     We have acted as counsel for Hecla Mining Company (the "Company") in connection with the preparation of the Form S-3 Registration Statement to be filed by the Company with the Securities and Exchange Commission relating to the shares of the Company's $.25 par value common stock (the "Common Stock") being offered for sale by certain holders of the Company's securities. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments and have made such other investigation as we deemed appropriate as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered for resale in accordance with the terms set forth in the Registration Statement are validly issued and outstanding, fully paid and nonassessable.

     We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the State of Colorado. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof.


                                    Very truly yours,

                                    /s/  Ballard Spahr Andrews & Ingersoll, LLP